SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. _____)

                         Preferred Networks, Inc.
          -----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          -----------------------------------------------------------
                         (Title of Class of Securities)

                                    739905107
                    ----------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 739905107                     13G                   Page 2 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Fleet Venture Resources, Inc.
          TIN#: 05-0315508
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             632,450
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         632,450
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        632,450
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.3%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                   Page 3 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Fleet Equity Partners VI, L.P.
          TIN#: 05-0481063
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             271,049
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         271,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        271,049
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                   Page 4 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Fleet Growth Resources II, Inc.
          TIN#: 05-0481064
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             271,049
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         271,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        271,049
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                   Page 5 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Fleet Growth Resources, Inc.
          TIN#: 05-0401134
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             271,049
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         271,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        271,049
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                   Page 6 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Silverado IV Corp.
          TIN#: 05-0481110
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             271,049
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         271,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        271,049
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                   Page 7 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Fleet Private Equity Co., Inc.
          TIN#: 05-0471718
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             903,499
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         903,499
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        903,499
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.2%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                   Page 8 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Chisholm Partners II, L.P.
          TIN#: 05-0474058
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             139,001
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         139,001
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        139,001
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                   Page 9 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Silverado II Corp.
          TIN#: 05-0474043
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             139,001
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         139,001
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        139,001
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                  Page 10 of 17 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Silverado II L.P.
          TIN#: 05-0474036
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             139,001
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         139,001
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        139,001
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.0%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                  Page 11 of 17 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Fleet Financial Group, Inc.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          None.
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             903,499
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         None.
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         903,499
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        903,499
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.2%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 739905107                     13G                  Page 12 of 17 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert M. Van Degna

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Rhode Island
--------------------------------------------------------------------------------

    NUMBER OF       5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY          3,000
     OWNED BY     --------------------------------------------------------------
       EACH         6    SHARED VOTING POWER
    REPORTING
      PERSON             1,042,500
       WITH       --------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         3,000
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         1,042,500
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

        3,000
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    |X|
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than 0.1%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
CUSIP No. 739905107                                               Page 13 of 17

Item 1(a)   Name of Issuer:  Preferred Networks, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

                850 Center Way
                Norcross, GA 30071

Item 2(a)   Name of Person Filing: 1) Fleet Venture Resources, Inc.
                                   2) Fleet Equity Partners, VI, L.P.
                                   3) Fleet Growth Resources II, Inc.
                                   4) Fleet Growth Resources, Inc.
                                   5) Silverado IV Corp.
                                   6) Fleet Private Equity Co., Inc.
                                   7) Chisholm Partners II, L.P.
                                   8) Silverado II Corp.
                                   9) Silverado II, L.P.
                                  10) Fleet Financial Group, Inc.
                                  11) Robert M. Van Degna

Item 2(b) Principal Business Offices: For all entities cited in Item 2a) except as noted:

                                      50 Kennedy Plaza
                                      Providence, RI 02903

                                  10) One Federal Street
                                      Boston, MA 02110

                                  11) Principal Residence of Robert M. Van Degna
                                      355 Kent Drive
                                      East Greenwich, RI 02818

Item 2(c)   Citizenship: as cited in Item 2a):

                                   1) RI Corporation
                                   2) DE Partnership
                                   3) DE Corporation
                                   4) RI Corporation
                                   5) DE Corporation
                                   6) RI Corporation
                                   7) DE Partnership
                                   8) DE Corporation
                                   9) DE Partnership
                                  10) RI Corporation
                                  11) United States citizen

Item 2(d)   Class of Securities:  Common Stock

Item 2(e)   CUSIP Number:  739905107

                                  SCHEDULE 13G
CUSIP No. 739905107                                               Page 14 of 17

Item 3)      Not Applicable

Item 4)      Ownership

     Fleet Venture Resources, Inc. owns of record 632,450 shares of Common
Stock.

     Fleet Equity Partners VI, L.P. owns of record 271,049 shares of Common
Stock.

     Fleet Growth Resources II, Inc. is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Fleet Growth Resources, Inc. owns all of the outstanding Common Stock of Fleet Growth Resources II, Inc. and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Silverado IV Corp. is a General Partner of Fleet Equity Partners VI, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Equity Partners VI, L.P.

     Fleet Private Equity Co., Inc. owns all of the outstanding Common Stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Equity Partners VI, L.P.

     Chisholm Partners II, L.P. owns of record 139,001 shares of Common Stock.

     Silverado II Corp. is the General Partner of Silverado II, L.P. which is the General Partner of Chisholm Partners II, L.P. and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners II, L.P.

      Silverado II, L.P. is the General Partner of Chisholm Partners II, L.P., and as such may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Chisholm Partners II, L.P.

     Fleet Financial Group, Inc. owns all of the outstanding Common Stock of Fleet Private Equity Co., Inc., which owns all of the outstanding stock of Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc., and by virtue of the relationships previously described, may thus be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Fleet Venture Resources, Inc. and Fleet Growth Resources, Inc.

     Robert M. Van Degna owns of record 3,000 shares of Common Stock, granted pursuant to the Preferred Networks Director's Restricted Stock Award Plan (the "Plan"), which are fully vested and exercisable. In addition, Robert M. Van Degna owns 12,000 shares of Common Stock, granted pursuant to the Plan, which are not yet vested. Of these shares, 3,000 will vest on each of the next four annual meeting dates of Preferred Networks, Inc. Mr. Van Degna also has shared investment and voting power with respect to the 1,042,500 Common Stock shares held by Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Chisholm Partners II, L.P. Mr. Van Degna disclaims beneficial ownership of the shares of Common Stock held by these entities, except for his limited partnership interest in Fleet Equity Partners VI, L.P. and in the general partner of Chisholm Partners II, L.P.

                                  SCHEDULE 13G
CUSIP No. 739905107                                               Page 15 of 17

Item 5)   Not Applicable

Item 6)   Not Applicable

Item 7)   Not Applicable

Item 8)   See Exhibit A

Item 9)   Not Applicable

Item 10)  Not Applicable

                                  SCHEDULE 13G
CUSIP No. 739905107                                               Page 16 of 17

                                   EXHIBIT A

Identification and Classification of Members of the Group:

                              Fleet Venture Resources, Inc.      CO
                              Fleet Equity Partners VI, L.P.     PN
                              Fleet Growth Resources II, Inc.    CO
                              Fleet Growth Resources, Inc.       CO
                              Silverado IV Corp.                 CO
                              Fleet Private Equity Co., Inc.     CO
                              Chisholm Partners II, L.P.         PN
                              Silverado II Corp.                 CO
                              Silverado II, L.P.                 PN
                              Fleet Financial Group, Inc.        CO
                              Robert M. Van Degna                IN

                                  SCHEDULE 13G
CUSIP No. 739905107                                               Page 17 of 17

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

February 13, 1997                       FLEET VENTURE RESOURCES, INC.

                                        /s/ Robert M. Van Degna
                                        ------------------------------
                                        By Robert M. Van Degna
                                        Its Chairman & CEO